Filed Pursuant to Rule 424(b)(5)

Registration No. 333-210920

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Maximum Offering Price Per Unit(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.00001 per share, of T-Mobile US, Inc.	1,000,000	$42.445	$42,445,000	$4,275

(1)	Pursuant to Rule 416 under the Securities Act of 1933 (the “Act”), this Registration Statement registers such indeterminate number of additional shares of Common Stock as may be issued in connection with stock splits, stock dividends or similar transactions. This amount is estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended. In the event that the amount of shares to be registered under the Plan is in excess of this amount, T-Mobile US, Inc. will file an amendment to this prospectus supplement to reflect such increase and the amount of any additional registration fee.
(2)	Pursuant to Rule 457(c) under the Act, the maximum offering price per unit was calculated as the average of the high and low sales prices of shares of Common Stock as quoted on the Nasdaq Global Select Market on May 27, 2016.

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-210920

PROSPECTUS SUPPLEMENT

(to Prospectus Dated April 25, 2016)

T-Mobile US, Inc.

Stock Up™ Rewards Plan

T-Mobile US, Inc. (the “Company”) is pleased to offer the opportunity to participate in the T-Mobile Stock Up™ Rewards Plan described in this prospectus supplement (the “Plan”). T-Mobile has formed the Plan to provide T-Mobile customers who are individuals who meet certain eligibility standards the opportunity to receive shares (each a “Share”) of our common stock, par value $0.00001 per share (our “Common Stock”) as a thank you for being customers, becoming customers or referring new customers. An eligible customer will be presented with an offer to receive an award of our Common Stock (each a “Stock Up Reward”). The offer presented to a customer will specify the eligibility criteria, the number of Shares subject to the award and any other terms or restrictions of the award if different from those specified in this prospectus supplement. Redemptions of Stock Up Rewards will be fulfilled through open market purchases of Shares by LOYAL3 Securities, Inc. (“LOYAL3 Securities”). Unless otherwise specified in an offer communication, the offers the Company plans to make under the Plan include:

•	A Stock Up Reward to receive one Share per eligible active postpaid consumer account with at least one line of voice service as of June 6, 2016, subject to the Applicable Restrictions described herein (the “Initial Offer”). The Share will be awarded at the account level, regardless of the number of individual lines of service under the account. In the case of accounts active prior to May 29, 2016, Stock Up Rewards issued in the Initial Offer must be redeemed during the period from and including June 7, 2016 to and including June 21, 2016. In the case of accounts activated between May 29, 2016 and June 6, 2016, Stock Up Rewards issued in the Initial Offer must be redeemed during the period from and including June 14, 2016 to and including June 28, 2016. The Stock Up Rewards issued in the Initial Offer will expire if not redeemed by the last redemption date specified. An eligible customer will find their specific offer communication in their account on the T-Mobile Tuesdays application (the “T-Mobile Tuesdays App”) or at www.t-mobiletuesdays.com.

•	A Stock Up Reward to receive one Share per eligible new active postpaid consumer account with at least one line of voice service opened during the period from and including June 7, 2016 to and including December 31, 2016, subject to the Applicable Restrictions (the “New Customer Offer”). The Share will be awarded at the account level, regardless of the number of individual lines of service under the account. Stock Up Rewards issued in a New Customer Offer must be redeemed within 15 days after receipt of the Stock Up Reward. The Stock Up Rewards issued in a New Customer Offer will expire if not redeemed by such date. An eligible new customer will find their specific offer communication in their account on the T-Mobile Tuesdays App or on www.t-mobiletuesdays.com.

•	A Stock Up Reward to receive a specified number of Shares per eligible new active postpaid consumer account with at least one line of voice service opened during the period from and including June 7, 2016 to and including December 31, 2016 for which an eligible existing customer with active, postpaid customer account in good standing, with at least one line of voice service (a “Referror”) refers an eligible new customer (a “Referree”) by designating the Referree’s phone number at www.t-mobile.com/stockup as a result of which the Referree has opened a qualifying account, subject to the Applicable Restrictions and program rules available at www.t-mobile.com/stockup (the “Referral Offer”). The Share(s) will be awarded at the subscriber level based on Referror account tenure (one Share for accounts with tenures of less than five years and two Shares for accounts with tenures of five or more years of continuous, qualifying postpaid service). Stock Up Rewards issued in the Referral Offer must be redeemed within 15 days after receipt of the Stock Up Reward. The Stock Up Rewards issued in the Referral Offer will expire if not redeemed by such date. Stock Up Rewards are limited to the number of Shares per qualifying new Referree account specified in the Referral Offer communication, subject to a maximum of 100 Shares per Referror account per calendar year. An eligible Referror will receive their specific offer communication, including the number of Shares they are eligible to receive for an eligible Referral, through their account at www.t-mobile.com/stockup.

We believe that the Plan presents a unique opportunity to thank our customers for their loyalty and to let our customers develop a greater proprietary interest in our wireless communications services.

As described in more detail in this prospectus supplement, the following features are available to Plan participants (“participants,” “you,” or “your”) and Plan participants must agree to certain terms:

•	Simple Enrollment and Easy to Redeem Awards. Participants can enroll and redeem Stock Up Rewards in the Initial Offer or the New Customer Offer by downloading the T-Mobile Tuesdays App or registering at www.t-mobiletuesdays.com. Participants may also access these platforms through the T-Mobile Tuesdays App. Participants can enroll and redeem Stock Up Rewards in the Referral Offer through the link provided to them in their offer communication or through their account at www.t-mobile.com/stockup.

•	No Fees to Enroll and Redeem Stock Up Rewards. A participant will be able to redeem a Stock Up Reward offer at no cost to the participant.

•	No Fees to Sell Stock Up Rewards For at least 12 months following receipt of the Share. The Plan also offers participants a convenient way to sell Shares acquired upon redemption of Stock Up Rewards. A participant can sell Shares acquired pursuant to Stock Up Reward(s) without paying any fees or commissions for 12 months following receipt of their last Stock Up Reward. LOYAL3 may elect to charge sales fees after such 12 month period, as described in this prospectus supplement. Participants may withdraw proceeds from sale of any Share by electronic transfer to their checking account.

•	Fully Electronic Stockholder Communications. To participate in the Plan, participants must agree, subject to applicable law, to receive all stockholder communications from T-Mobile through LOYAL3® electronically.

•	Review Positions Online. Participants can access positions and history and engage in Plan transactions through https://rewards.loyal3.com/r/t-mobile using the LOYAL3 technology platform.

•	No Control over Exact Timing of Transactions. Plan participants will not have complete control over the exact timing of transactions or the price of Shares at the time of any redemption of a Stock Up Reward or sale of Shares, as Plan transaction orders are executed on a batched basis.

•	Direct Stock Purchases. T-Mobile may in the future permit participants to make direct stock purchases of our Common Stock through the Plan.

Shares offered under the Plan are offered through LOYAL3 Securities, a U.S. registered broker-dealer. LOYAL3 Securities will act as your broker and agent in all Plan transactions and you must open a new brokerage account with LOYAL3 Securities (“LOYAL3 Account”). You do not have to be a current stockholder of T-Mobile to participate in the Plan.

Enrolling participants must consent to electronic delivery of this prospectus supplement, the accompanying prospectus, all prospectus amendments and supplements, confirmations and other information relating to this offering. This consent may not be revoked. Upon enrollment, you must also consent to electronic delivery of annual reports, proxy statements, communications and other materials provided generally to our stockholders from time to time.

The Plan and redemptions of Stock Up Rewards may be suspended, modified, terminated or extended at any time. The terms and conditions of the Plan may be changed, limited, modified or eliminated at any time.

Our Common Stock is listed on the NASDAQ Global Select Market and trades under the ticker symbol “TMUS.” On June 3, 2016, the closing price of our Common Stock was $43.63 per Share. Please read this prospectus supplement carefully and keep it for future reference.

Owning our Common Stock involves risks. See “Risk Factors” beginning on page S-2 of this prospectus supplement. You should also consider the risk factors described in the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. You should review the disclosure under the heading “Certain U.S. Federal Income Tax Considerations” and consult your tax advisor prior to redeeming any Stock Up Rewards.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is June 6, 2016.

Prospectus Supplement

We have not authorized any other person to provide you with information different from that contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus or in any free writing prospectus that we may provide to you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give. The information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus is accurate only as of the date such information is presented regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or any award or redemption of Stock Up Rewards. Our business, financial condition, results of operations and prospects may have changed since such date. This document may only be used where it is legal to sell these securities. We are not making an offer of these securities in any state where the offer is not permitted and are only making this offer available to eligible customers in the United States and Puerto Rico.

i

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus is part of a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Securities Act”), that we filed with the Securities and Exchange Commission (the “SEC”) using the “shelf” registration process. This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of the notes and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. To the extent there is a conflict between the information contained in the accompanying prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement; provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in the accompanying prospectus or this prospectus supplement—the statement in the document having the later date modifies or supersedes the earlier statement.

As permitted by the rules and regulations of the Securities and Exchange Commission (the “SEC”), the registration statement of which the accompanying prospectus forms a part includes additional information not contained in this prospectus supplement. You may read the registration statement and the other reports we file with the SEC at the SEC’s website or at the SEC’s offices described below under the heading “Where You Can Find More Information” and “Information Incorporated by Reference.”

You should read this prospectus supplement along with the accompanying prospectus and the documents incorporated by reference carefully before you decide whether to participate in the Plan. These documents contain important information you should consider when making your investment decision. This prospectus supplement contains information about the securities offered in this offering and may add, update or change information in the accompanying prospectus.

In this prospectus supplement, unless the context indicates otherwise, references to “T-Mobile,” the “Company,” “our Company,” “we,” “our,” “ours” and “us” refer to T-Mobile US, Inc. and its wholly owned subsidiary T-Mobile USA, Inc. Accordingly, unless otherwise noted, all of the financial information incorporated by reference in this prospectus supplement is presented on a consolidated basis of T-Mobile.

Market data and other statistical information used in this prospectus supplement or the accompanying prospectus or incorporated by reference into this prospectus supplement are based on independent industry publications, government publications, reports by market research firms and other published independent sources. Some data is also based on our good faith estimates, which we derive from our review of internal surveys and independent sources. Although we believe these sources are reliable, we have not independently verified the information. We neither guarantee its accuracy nor undertake a duty to provide or update such data in the future.

This prospectus supplement, the accompanying prospectus or the documents incorporated by reference into this prospectus supplement or the accompanying prospectus may include trademarks, service marks and trade names owned by us or other companies. All trademarks, service marks and trade names included or incorporated by reference in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference into this prospectus supplement or the accompanying prospectus are the property of their respective owners.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this prospectus supplement, the accompanying prospectus or any related free writing prospectus, the documents incorporated by reference and our other public statements include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, including information concerning our future results of operations, are forward-looking statements. These forward-looking statements are generally identified by the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” could” or similar expressions. Forward-looking statements are based on current expectations and assumptions, which are subject to risks and uncertainties and may cause actual results to differ materially from the forward-looking statements. The following important factors, along with the factors identified under “Risk Factors” and the risk factors incorporated by reference herein, could affect future results and cause those results to differ materially from those expressed in the forward-looking statements:

•	adverse conditions in the U.S. and international economies or disruptions to the credit and financial markets;

•	competition in the wireless services market;

•	challenges in implementing our business strategies or funding our wireless operations, including payment for additional spectrum, network upgrades and technological advancements;

•	the possibility that we may be unable to renew our spectrum licenses on attractive terms or acquire new spectrum licenses at reasonable costs and terms;

•	difficulties in managing growth in wireless data services, including network quality;

•	material changes in available technology;

•	the timing, scope and financial impact of our deployment of advanced network and business technologies;

•	the impact on our networks and business from major technology equipment failures;

•	breaches of our and/or our third party vendors’ networks, information technology and data security;

•	natural disasters, terrorist attacks or similar incidents;

•	existing or future litigation;

•	any changes in the regulatory environments in which we operate, including any increase in restrictions on the ability to operate our networks;

•	any disruption of our key suppliers’ provisioning of products or services;

•	material adverse changes in labor matters, including labor negotiations or additional organizing activity, and any resulting financial and/or operational impact;

•	the ability to make payments on our debt or to repay our existing indebtedness when due;

•	adverse change in the ratings of our debt securities by nationally accredited rating organizations or adverse conditions in the credit markets affecting the cost, including interest rates, and/or availability of further financing;

•	changes in accounting assumptions that regulatory agencies, including the SEC, may require or that result from changes in the accounting rules or their application, which could result in an impact on earnings; and

•	changes in tax laws, regulations and existing standards and the resolution of disputes with any taxing jurisdictions.

Additional information concerning these and other risk factors is contained in the section titled “Risk Factors” in this prospectus supplement.

Forward-looking statements in this prospectus supplement, the accompanying prospectus or any related free writing prospectus or the documents incorporated by reference speak only as of the date of this prospectus supplement or the applicable document referred to or incorporated by reference (or such earlier date as may be specified in the applicable document), as applicable, are based on assumptions and expectations as of such dates, and involve risks, uncertainties and assumptions, many of which are beyond our ability to control or predict, including the factors above. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. We undertake no obligation to revise or publicly release the results of any revision to these forward-looking statements, except as required by law. For more information, see the section entitled “Where You Can Find More Information.” The results presented for any period may not be reflective of results for any subsequent period.

You should carefully read and consider the cautionary statements contained or referred to in this section in connection with any subsequent written or oral forward-looking statements that may be issued by us or persons acting on our behalf, and all future written and oral forward-looking statements attributable to us are expressly qualified in their entirety by the foregoing cautionary statements.

OUR COMPANY

We are the Un-carrier™. Un-satisfied with the status quo. Un-afraid to innovate. T-Mobile is the fastest growing wireless company in the U.S. based on customer growth in 2015. T-Mobile provides wireless communications services, including voice, messaging and data, to over 65.5 million customers in the postpaid, prepaid and wholesale markets. The Un-carrier proposition is an approach that seeks to listen to the customer, address their pain points, bring innovation to the industry and improve the wireless experience for all. In practice, this means offering our customers a great service on a nationwide 4G Long-Term Evolution (“LTE”) network, offering devices when and how our customers want them, and providing rate plans that are simple, affordable and without unnecessary restrictions. Going forward, we will continue to listen and respond to our customers, refine and improve the Un-carrier proposition and deliver the best value experience in the industry.

We generate revenue by offering affordable wireless communication services to our postpaid, prepaid and wholesale customers, as well as a wide selection of wireless devices and accessories. Our most significant expenses are related to acquiring and retaining high-quality customers, providing a full range of devices, compensating employees, and operating and expanding our network. We provide service, devices and accessories across our flagship brands, T-Mobile and MetroPCS, through our owned and operated retail stores, third party distributors and our websites.

Our corporate headquarters and principal executive offices are located at 12920 SE 38th Street, Bellevue, Washington 98006. Our telephone number is (425) 378-4000. We maintain a website at www.T-Mobile.com where our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and all amendments to those reports are available without charge, as soon as reasonably practicable following the time they are filed with or furnished to the SEC. The information on or accessible through our website is not incorporated into or part of this prospectus supplement (except as set forth under “Information Incorporated by Reference”).

THE STOCK UP REWARDS PLAN

In support of its Un-Carrier proposition, T-Mobile is rewriting the rules of rewards programs too. Instead of making customers earn their rewards, we offer our customers thank you rewards every week, just for being customers. The Stock Up program is just one of the ways we are giving thanks to our customers. Through the Stock Up program, we are offering our customers the chance to be owners with the Initial Offer or the New Customer Offer, and allowing them to increase their ownership stake by doing what they are already doing, referring their friends and family to T-Mobile through the Referral Offer.

RISK FACTORS

An investment in our securities involves a high degree of risk. Prior to making a decision about enrolling in our Stock Up Rewards Plan, you should carefully consider the following risks and uncertainties, as well as those discussed under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2015, and subsequent reports we file on Forms 10-Q and 8-K, which are incorporated by reference into this prospectus supplement or the accompanying prospectus. If any of the risks described in this prospectus supplement or the accompanying prospectus, or the risks described in any documents incorporated by reference in this prospectus supplement or the accompanying prospectus, actually occur, our business, prospects, financial condition or operating results could be harmed. In such case, the trading price of our Common Stock could decline, and you may lose all or part of your investment.

Additional Risks Relating to Participation in the Plan

You will not have control over the exact timing of transactions and you will not know the price of the Shares you are obtaining upon redemption of a Stock Up Reward or purchasing or selling under the Plan at the time you authorize the transaction.

You will not have complete control over the exact timing of transactions or the price of Shares at the time you redeem a Stock Up Reward or purchase or sell Shares, as Plan transaction orders are executed on a batched basis—meaning that your order will be batched or combined with orders from other participants. Unlike a market order placed in an ordinary brokerage account, there may be a substantial delay between the time you enter your redemption, purchase or sale order and the time it is executed. The time between the placement of a redemption or purchase order and the execution of that order could be four or more business days (particularly in the case of an initial redemption and account opening) or possibly longer. Order processing may be further delayed by market events such as trading halts, whether due to external causes, such as exchange halts (which would apply to all securities transactions) or suspension of Plan trading activity initiated by LOYAL3 or by the Company (at LOYAL3’s or the Company’s sole discretion). In the event of a trading halt or Plan activity suspension, redemption, purchase and sale orders will be executed according to LOYAL3’s batch trading policies on the first available day after the trading halt or Plan activity suspension is lifted.

As a result of the batch method of transactions, the price of Shares of our Common Stock may fluctuate, perhaps significantly, between the time you decide to redeem a Stock Up Reward or purchase or sell your Shares under the Plan and the time of actual execution of such transaction, potentially causing you to suffer a greater loss on your investment. During this time period, you may become aware of additional information that might affect your investment decision, but you will not be able to change or cancel your redemption authorization.

We may limit, add to, suspend, modify, terminate or extend the Plan, or redemptions of Stock Up Rewards, at any time.

At any time and in our sole discretion, we may limit, add to, suspend, modify terminate or extend the Plan, or redemptions of Stock Up Rewards under the Plan, or any of its terms and conditions, which could result in the realization of substantially fewer benefits to participants than what you may expect. We have no prior experience with the implementation of a program such as the Plan. We may find that it is substantially more expensive to implement and maintain than what we currently expect, or it may result in substantially fewer benefits than what we anticipate. We have reserved the right to change the terms and conditions of the program or Stock Up Rewards or to modify, suspend, or cancel the program in its entirety or to modify, suspend or cancel any Stock Up Rewards at any time. Any of these actions could keep you from realizing any meaningful benefit from the Plan or any Stock Up Reward, and you could realize substantially fewer benefits of participation than what you may expect.

All communications with Plan participants and all voting with respect to Shares held through the Plan will be electronic, meaning that you will not be provided with paper communications and must rely on having access to the Internet.

Subject to applicable laws and rules, all stockholder communications will be made electronically, either via email, email notification to access online information, or as otherwise contemplated herein. As a result, you should not expect to receive stockholder communications through the mail. Electronic communications will include, among others, confirmations of transactions, account statements, annual reports, proxy materials and stockholder communications, notices of modifications of LOYAL3’s privacy policies as well as other basic communications, including information about your LOYAL3 Account. Generally, the only way to get paper copies of these communications is to print them from a computer. Regular and continuous Internet access is required to access all communications relating to your Shares in the Plan and your LOYAL3 Account. You should not hold Shares through the Plan if you do not have regular and continuous Internet access.

When you redeem your Stock Up Reward, you become a T-Mobile stockholder. As a stockholder, you gain all the voting rights and privileges associated with ownership. You will have the right vote your Shares, but all voting will be done through LOYAL3 through electronic communication. When you communicate with Loyal3 how you would like to vote your Shares, LOYAL3 will collect that information, aggregate it with all other voting instructions submitted with respect to Shares held through the Plan and communicate those instructions on an aggregated basis to T-Mobile. None of your Shares will be voted in any way unless authorized by you.

Should you revoke your consent to electronic delivery to receive paper copies of these communications, your revocation will constitute a request to liquidate your Shares held in your LOYAL3 Account on your behalf, unless you provide instructions for a transfer of your Shares from LOYAL3 Securities to another U.S. financial institution that makes those communications available through non-electronic means. Any such revocation will be deemed effective as of the date of the liquidation or transfer and will not affect any such communications previously delivered by LOYAL3 Securities, or pertaining to transactions or matters occurring prior to the transfer. It is likely that you will only be able to transfer your whole Shares and will have to receive cash in lieu of your fractional Shares. There can be no assurance that you will be able to effect the transfer requested and communication in paper form in a timely manner.

Any Stock Up Rewards you receive as a result of the Plan could have adverse tax consequences to you.

There is some uncertainty about the appropriate treatment of these Stock Up Rewards for income purposes. You may be subject to tax on the value of your Stock Up Rewards, or the deductibility of amounts you pay for your mobile phone service may be reduced by the value of your Stock Up Rewards for the Initial Offer or New Customer Offer. If you receive Shares under the Referral Offer, upon receipt you will generally realize taxable income equal to the fair market value of the Shares. Your participation in the Plan may increase the complexity of your tax filings and may cause you to be ineligible to file Internal Revenue Service Form 1040-EZ, if you would otherwise be eligible to file such form. See “Certain U.S. Federal Income Tax Considerations,” below.

The administration and operation of the Plan is significantly dependent on information technology.

The Plan utilizes a novel technology platform, posing increased operational risk associated with the use of new technologies. Because all redemptions under the Plan will be placed through e-commerce Web sites, participants must rely on LOYAL3 to securely collect, transmit, and store electronic information in connection with its administration of the Plan. Despite any security measures that LOYAL3 may put in place, its and its service providers’ information technology systems may be susceptible to damage, disruptions, or shutdowns due to hardware failures, computer viruses, hacker attacks, telecommunication failures, user errors, catastrophic events, or other factors. Any damage or disruption to, or shutdown suffered by, information technology systems used in connection with the Plan could interrupt Plan administration and expose participants (current and past) to the risk that others may obtain unauthorized access to their confidential information, including personal information and credit card and other financial data.

Holding Shares in our Company with LOYAL3 through the LOYAL3 platform may pose increased risk and offer you fewer protections than investing with a larger broker-dealer or certain other plan administrators.

LOYAL3 will process the transactions through which participants acquire Shares in the Plan. LOYAL3 is relatively new to the role of administering a public offering (whether for us or another issuer) and may not be as well capitalized as traditional broker-dealers or certain other plan administrators. Accordingly, if you hold Shares in our Company through the Plan, you may have more limited recourse against LOYAL3 for its activities in connection with the Plan than you might if you invested through a traditional broker-dealer, underwriter, or other plan administrator.

We have never paid or declared any cash dividends on our common stock, and we do not intend to declare or pay any cash dividends on our common stock in the foreseeable future.

We have never paid or declared any cash dividends on our common stock, and we do not intend to declare or pay any cash dividends on our common stock in the foreseeable future. Our credit facilities and the indentures and supplemental indentures governing our long-term debt to affiliates and third parties contain covenants that, among other things, restrict our ability to declare or pay dividends on our common stock. In addition, no dividend may be declared or paid on our common stock, other than dividends payable solely in Shares of our common stock, unless all accrued dividends for all completed dividend periods have been declared and paid on our preferred stock. Other than to pay dividends on our preferred stock, we currently intend to retain future earnings, if any, to invest in our business.

DESCRIPTION OF THE PLAN

Summary

We have formed the Stock Up™ Rewards Plan to thank our customers for their loyalty and to let our customers develop a greater proprietary interest in our wireless communications services.

Shares for the Plan will be purchased in the open market and will be held at the Depository Trust & Clearing Corporation (the “DTC”). Open market purchases will be effected by LOYAL3 Securities, with all Shares to be credited to the applicable participants’ accounts. LOYAL3 has full discretion as to all matters relating to open market purchases, subject to the terms of our agreement with them, including the number of Shares, if any, to be purchased on any day or at any time of day, the price paid for such Shares, the markets on which Shares are purchased (including on any securities exchange, in the over-the-counter market or in negotiated transactions) and the persons (including brokers and dealers) from or through whom such purchases are made.

The Plan is not designed for short-term investors, as participants will not have complete control over the exact timing of transactions or the market value of our Common Stock redeemed pursuant to a Stock Up Reward or sold under the Plan. See “—Timing of Purchases,” and “—Sale of Shares.” The Plan is designed primarily for customers who have a long-term perspective and affinity for the Company and its values.

•	Simple Enrollment and Easy to Redeem Awards. An eligible customer will find their specific offer communication for the Initial Offer or New Customer Offer in, and participants can enroll and redeem Stock Up Awards for the Initial Offer or New Customer Offer through, their account on the T-Mobile Tuesdays App or at www.t-mobiletuesdays.com. An eligible Referror will find their specific Referral Offer communication in, and participants can enroll and redeem Stock Up Awards for the Referral Offer through, their account at www.t-mobile.com/stockup.

•	No Fees to Enroll and Redeem Stock Up Rewards. A participant will be able to redeem a Stock Up Reward offer at no cost to the participant.

•	No Fees to Sell Stock Up Rewards For at least 12 months following receipt of the Share. A participant can sell Shares acquired pursuant to Stock Up Reward(s) without paying any fees or commissions for 12 months following receipt of the participant’s last receipt of a Stock Reward. After such 12 month period, LOYAL3 may impose sales fees of up to $5.00 per transaction. See “Cost to Participants” below. Participants may withdraw proceeds from the sale of Shares by electronic transfer to their checking account.

•	Fully Electronic Stockholder Communications. To participate in the Plan, participants must agree, subject to applicable law, to receive all stockholder communications from T-Mobile through LOYAL3 electronically.

•	Review Positions Online. Participants can access positions and history and engage in Plan transactions through https://rewards.loyal3.com/r/t-mobile using the LOYAL3® technology platform.

•	No Control over Exact Timing of Transactions. Plan participants will not have complete control over the exact timing of transactions or the price of Shares at the time of any redemption of a Stock Up Reward or sale of Shares, as Plan transaction orders are executed on a batched basis.

•	Direct Stock Purchases. T-Mobile may in the future permit participants to make direct stock purchases of our Common Stock through the Plan.

•	Right to Suspend. The Plan, and redemptions of Stock Up Rewards issued thereunder, may be suspended, modified, terminated or extended at any time.

The Offers

An eligible customer will be presented with an offer to receive a Stock Up Reward. The offer presented to a customer will specify the eligibility criteria, the amount of Common Stock subject to the award and any other terms or restrictions of the award if different from those specified in this prospectus supplement. Unless otherwise specified in an applicable offer communication, the offers the Company plans to make under the Plan include:

Initial Offer: We will offer a Stock Up Reward to receive one Share per eligible active postpaid consumer account with at least one line of voice service as of June 6, 2016, subject to the Applicable Restrictions described herein (the “Initial Offer”). The Share will be awarded at the account level, regardless of the number of individual lines of service under the account. In the case of accounts active prior to May 29, 2016, Stock Up Rewards issued in the Initial Offer must be redeemed during the period from and including June 7, 2016 to and including June 21, 2016. In the case of accounts activated between May 29, 2016 and June 6, 2016, Stock Up Rewards issued in the Initial Offer must be redeemed during the period from and including June 14, 2016 to and including June 28, 2016. The Stock Up Rewards issued in the Initial Offer will expire if not redeemed by the last redemption date specified. An eligible customer will find their specific offer communication in their account on the T-Mobile Tuesdays application (the “T-Mobile Tuesdays App”) or at www.t-mobiletuesdays.com.

New Customer Offer. We will offer a Stock Up Reward to receive one Share per eligible new active postpaid consumer account with at least one line of voice service opened during the period from and including June 7, 2016 to and including December 31, 2016, subject to the Applicable Restrictions (the “New Customer Offer”). The Share will be awarded at the account level, regardless of the number of individual lines of service under the account. Stock Up Rewards issued in a New Customer Offer must be redeemed within 15 days after receipt of the Stock Up Reward. The Stock Up Rewards issued in a New Customer Offer will expire if not redeemed by such date. An eligible new customer will find their specific offer communication in their account on the T-Mobile Tuesdays App or on www.t-mobiletuesdays.com.

Referral Offer: We will offer a Stock Up Reward to receive a specified number of Shares per eligible new active postpaid consumer account in good standing with at least one line of voice service opened during the period from and including June 7, 2016 to and including December 31, 2016 for which an eligible existing customer with active, postpaid customer account in good standing, with at least one line of voice service (a “Referror”) refers an eligible new customer (a “Referree”) by designating the Referree’s phone number at www.t-mobile.com/stockup as a result of which the Referree has opened a qualifying account, subject to the Applicable Restrictions and Program Rules (the “Referral Offer”). The Share(s) will be awarded at the subscriber level based on Referror account tenure (one Share for accounts with tenures of less than five years and two Shares for accounts with tenures of five or more years of continuous, qualifying postpaid service). Stock Up Rewards issued in the Referral Offer must be redeemed within 15 days after receipt of the Stock Up Reward. The Stock Up Rewards issued in the Referral Offer will expire if not redeemed by such date. Stock Up Rewards are limited to the number of Shares per qualifying new Referree account specified in the Referral Offer communication, subject to a maximum of 100 Shares per Referror account per calendar year. An eligible Referror will receive their specific offer communication, including the number of Shares they are eligible to receive for an eligible Referral, through their account at www.t-mobile.com/stockup.

LOYAL3

LOYAL3 Securities, Inc. (“LOYAL3 Securities”), a U.S. registered broker-dealer, will act as your broker and agent in all Plan transactions and you must open a brokerage account (“LOYAL3 Account”) with LOYAL3 Securities. LOYAL3 Labs, Inc. (“LOYAL3 Labs”) designs the technology platform and provides additional services for the Company. Together they are referred to as “LOYAL3” in this prospectus supplement. We will be paying LOYAL3 for brokerage, technology, and other services. All brokerage services will be provided by LOYAL3 Securities. We expect to pay LOYAL3 a customary fee per redemption of Stock Up Rewards.

Any questions regarding the Plan should be referred to our toll-free customer care line at 1-800-937-8897.

Eligibility

You are eligible to participate in the applicable offer under the Plan if you meet the requirements outlined below. Enrollment for the Initial Offer and the New Customer Offer is available at any time through the T-Mobile Tuesdays App or www.t-mobiletuesdays.com. You must register on the T-Mobile Tuesdays App or the www.t-mobiletuesdays.com website. Enrollment for the Referral Offer is available at www.t-mobile.com/stockup. You will be required to open a brokerage account with LOYAL3 in order to redeem a Stock Up Reward from any of the Offer’s under the Plan.

•	Initial Offer Eligibility. You must be the primary account holder or, if no primary account holder is identified, the billing responsible party, of a T-Mobile branded postpaid consumer account for wireless communications services with at least one voice line as of June 6, 2016 in good standing as of the date of the redemption of the Stock Up Reward, a U.S. resident of majority age and have received a valid Initial Offer Stock Up Reward communication from us. You must also meet the Applicable Restrictions.

•	New Customer Offer Eligibility. In order for you to receive a Stock Up Reward for being a new customer, you may not have had an active T-Mobile wireless communications services account within the 90 days prior to the date you sign up, you must activate a T-Mobile branded postpaid consumer account for wireless communications services with at least one voice line and the account must be active for a minimum of 10 days and remain in good standing as of the date the Stock Up Reward is redeemed. You must port in your existing phone number from another postpaid U.S. wireless carrier. You must be a U.S. resident of majority age for the state in which you reside and have received a valid New Customer Stock Up Reward communication from us and you must meet the Applicable Restrictions. Communication of New Customer Offers will be made within approximately three weeks after activation of a qualifying new account.

•	Referral Offer Eligibility. In order for you to receive a Stock Up Reward for the referral of a new customer account, the Referree may not have had an active T-Mobile wireless communications services account within the 90 days prior to the referral, such Referree must activate a T-Mobile branded postpaid consumer account for T-Mobile wireless communications services with at least one voice line and port the phone number from another postpaid U.S. wireless carrier provided by the Referror into that T-Mobile account. The account must be active for a minimum of 15 days and remain in good standing as of the date the Stock Up Reward is redeemed. Your account must meet the customer eligibility criteria for an existing customer set forth above for a minimum of 30 days. You must be a U.S. resident of majority age and have received a valid Referral Offer Stock Up Reward communication from us and you must meet the Applicable Restrictions and the Program Rules. Communication of Referral Offers will be made within approximately three weeks after activation of a qualifying new Referree account.

Applicable Restrictions

Certain types of customer accounts are excluded from eligibility to receive or redeem a Stock Up Reward, including, but not limited to, government accounts, business accounts, T-Mobile employee accounts, other accounts designated by T-Mobile as “special” accounts, including without limitation, VIP accounts, dealer accounts and partner brand accounts. Any account acquired other than as a result of an individual activating a T-Mobile branded postpaid consumer voice account through a T-Mobile store or dealer, and any account with any special discount not available to the public generally, may be a special account and may not be eligible for the Plan. To determine if your account is eligible, customers should check their account at the T-Mobile Tuesdays App or at www.t-mobiletuesdays.com, or contact T-Mobile customer care at 1-800-937-8897. Prepaid and mobile internet plans are not eligible.

The Plan is currently available only to U.S. residents (including residents of Puerto Rico), and you may only enroll if you are of the age of majority for the state in which you reside. We may later allow foreign residents to join the Plan, which may depend upon your country of residence and other factors as we determine in our discretion. No person may redeem more than one Stock Up Reward under the Initial Offer or New Customer Offer. Stock Up Rewards under the Referral Offer are limited to 100 Shares per calendar year.

T-Mobile reserves the right to determine that any customer is not eligible to receive or redeem a Stock Up Reward. Accounts must be active and in good standing at the time of redeeming any offer under the Plan.

Participants must sign up for a LOYAL3 brokerage account in order to redeem a Stock Up Award. Such Participants must pass LOYAL3’s eligibility criteria, including verification of your identity, minimum age and U.S. residence. Participants who fail to meet such criteria will not be eligible to redeem any Stock Up Reward.

Stock Up Rewards are not transferable. Shares acquired upon redemption of a Stock Up Reward are freely transferable by the holder thereof.

Referral Offer Program Rules

Referral Offers are subject to the Refer-A-Friend Program Rules (the “Program Rules”), which are available at https://referral.t-mobile.com/terms.

Additional Investments

We are not currently offering the opportunity for additional investments. We may offer that opportunity in the future. In the event that we do offer that opportunity, you will be able to make purchases of Shares of our Common Stock through the LOYAL3 platform. In order to purchase Shares, you will need to provide a link to your checking account and authorize the funds to be debited via an ACH bank debit. Funds for purchases will not be returned once they have been withdrawn from your checking account and you have submitted an order to purchase Shares.

Source of the Shares

Shares of our Common Stock needed to meet Plan requirements will be purchased in the open market and will be held through the DTC. Open market purchases will be effected by LOYAL3 Securities, with all Shares to be credited to the applicable participants’ accounts.

Timing of Receipt of Shares upon Redemption of Stock Up Rewards

Once an eligible customer that has received a Stock Up Reward has enrolled in the Plan and redeemed a Stock Up Reward, LOYAL3 will generally deposit the Shares in such participant’s account within 10 trading days, provided that no suspension of activity or trading halt as described below.

Timing of Purchases

Open Market. Share purchases in the open market for the Initial Offer will generally occur on a daily basis on the first regular trading day following approval of the account by LOYAL3 (or on the next trading day if the market is not open), which normally takes four or more business days after your order is entered, but may be longer. You will receive an electronic redemption confirmation upon deposit of the Share into your LOYAL3 account.

Trade Halts and Black-Out Periods. Please note that the timing of any redemptions may be affected by market events such as trading halts, whether due to external causes, such as exchange halts (which would apply to all securities transactions) or suspension of Plan trading activity initiated by LOYAL3 or by the Company (at LOYAL3’s or the Company’s sole discretion). In the event of a trading halt or Plan activity suspension, redemptions and sale orders will be executed according to LOYAL3’s batch trading policies on the first available day after the trading halt or Plan activity suspension is lifted.

Price of Shares

In the event that we permit purchases of Shares pursuant to the Plan, the share price for Shares purchased in the open market will be the average share price of the batch or batches in which your order is included.

Sale of Shares

You may sell all of your Share(s) held in the Plan at any time after you have received a confirmation that the Share(s) acquired upon redemption of your Stock Up Reward are in your account. You may do so by entering sale instructions online. Sale orders received by 2:00 p.m. Eastern Time will typically be batched for execution the same trading day by LOYAL3. The Share sale price will be the average share price of the batch or batches in which your sale order is included. The timing of any sale order processing may be affected by market events such as trade halts or suspension of Plan trading activity initiated by LOYAL3 or by the Company (at LOYAL3’s or the Company’s sole discretion). In the event of a trading halt or Plan activity suspension, redemption and sale orders will be executed according to LOYAL3’s batch trading policies on the first available day after the trading halt is lifted.

You will not pay any transaction fees for sale of any Share received upon redemption of a Stock Up Reward within the first 12 months following receipt of your last Stock Up Reward. After such 12 month period, LOYAL3 may impose sales fees of up to $5.00 per transaction.

In order to transfer proceeds from the sale of Shares held in the Plan, you must have a current checking account entered into your Plan profile. When a request to transfer funds to your checking account is submitted, the funds will be sent electronically to your specified account and are typically credited to your checking account one to three business days after you submit your transfer request. You will not be able to receive the proceeds by check.

Subject to certain restrictions, if you would like to transfer your account, you may do so by instructing your new broker to initiate the transfer. LOYAL3 Securities will not charge a fee for any transfers made through December 31, 2016. After that, LOYAL3 Securities may charge a $25.00 fee for the transfer. You will be able to transfer all of your whole Shares held in the Plan. Upon transfer of your account, LOYAL3 will liquidate any fractional shares and deposit the proceeds in your LOYAL3 account.

Electronic Book-Entry of Shares

Shares in the Plan will be maintained in your name in book-entry form. Physical certificates are not available.

Communications and Reports to Participants

By becoming a participant in the Plan, you agree, for so long as you continue as a participant or hold Shares through the Plan or remain a customer of LOYAL3, to receive all communications from the Company and LOYAL3 electronically either via email or email notification to access online information (except when the Company or LOYAL3 is required to provide the option for non-electronic communication or documentation by law or regulation upon your request). Electronic communication will include, but will not be limited to, confirmations of transactions, account statements, proxy materials and stockholder communications, notices of modifications of the privacy policies of LOYAL3 as well as other basic communications, including information from LOYAL3. Any communications electronically delivered by LOYAL3 to your password-protected area of the Plan participant site will be deemed to have been received by you at the time notice by email is sent to your email address, and any communications delivered by email when sent to your email address. You agree to advise LOYAL3 promptly of any change of your email and/or residential address. You also agree to notify LOYAL3 promptly of any errors or omissions in any transaction or in the handling of your Plan participation.

You will also consent to electronically receive U.S. tax reporting documents (such as an IRS Form 1099-B reflecting proceeds in the case of a sale of Shares held in the Plan) unless you affirmatively opt to receive them in paper form by writing to LOYAL3 Support Services, 150 California Street, San Francisco, CA 94111.

Termination of Plan Participation

You may discontinue participation in the Plan at any time by selling all of your Shares held in the Plan.

Cost to Participants

Applicable fees are as follows:

Plan Enrollment:	No charge
Redemption of Stock Up Reward:	No charge
Sale of Shares:	No charge for sales of Shares within 12 months after receipt. Beginning 12 months after you receive your last Stock Up Reward, LOYAL3 may impose a sales charge of up to $5.00 per transaction
Purchase of Shares:	To be announced upon any initiation of any purchase plan
Transfer of Shares to another brokerage account:	No charge for transfers made through December 31, 2016. Beginning January 1, 2017, LOYAL3 may impose a transfer charge of up to $25.00 per transfer

The fees specified above may be changed beginning 12 months after you receive your last Stock Up Reward. LOYAL3 will provide you with advance notice of the imposition of any sales charge and of any changes to the fees charged by LOYAL3 with respect to your LOYAL3 account.

Additional Information about the Plan

Voting. As a Plan participant, you enjoy all the voting rights and privileges associated with ownership for your Shares in the Plan. You will receive all stockholder communications electronically, including proxy materials and annual reports. You will be given the opportunity to vote your Shares in the Plan. You will have the right vote your Shares (including fractional shares), but all voting will be done through LOYAL3 through electronic communication. We reserve the right to specify a minimum share ownership threshold of one full Share or more in order to attend the annual meeting of shareholders. When you communicate with LOYAL3 how you would like to vote your Shares, LOYAL3 will collect that information, aggregate it with all other voting instructions submitted with respect to Shares held through the Plan and communicate those instructions on an aggregated basis to T-Mobile. Your voting instructions will be obtained through an electronic voting instruction form distributed to you through the LOYAL3 platform. None of your Shares held in the Plan will be voted in any way unless authorized by you.

Responsibilities. Neither the Company nor LOYAL3 can assure you a minimum guaranteed sales price on the Shares that you acquire under the Plan. Neither the Company nor LOYAL3 nor any of their affiliates will be liable for any act done in good faith, or as required by applicable law, or for any good faith omission to act. This includes, without limitation, any claims for liability relating to the prices at which Shares of our Common Stock are acquired or sold for you, the dates of redemption or sales, or any change in the value of the Shares.

Your Plan participation represents an investment in our Common Stock, which may increase or decrease in value. You are responsible for the investment decisions regarding your Plan investments. Neither we nor

LOYAL3 will provide any investment advice. You must make independent investment decisions on the redemption of Stock Up Rewards and sale of Shares received pursuant to the Plan based upon your own judgment and research.

You are responsible for all costs that you separately incur in connection with Plan participation, such as the cost of your Internet service provider or any fees that your bank may charge you for electronic funds transfer and delivery. You are responsible for providing notice of any change in your email address, or other personal or payment information on the LOYAL3 platform.

Plan Changes or Interpretations. This prospectus supplement (including any supplements or revisions that may be distributed in the future) sets forth the terms of the Plan. We reserve the right to add to, suspend, modify, or terminate the Plan or any Stock Up Rewards at any time. You will receive notice of any significant addition, suspension, modification, or termination. The Company and LOYAL3 also reserve the right to change any administrative procedures of the Plan without notice.

We or LOYAL3 will determine any question of interpretation arising under the Plan, and any such determination will be final. Any action taken by us or LOYAL3 to effectuate the Plan in the good faith exercise of our or its respective judgment will be binding on all parties.

Handling of Stock Splits and Other Distributions/Anti-dilution. The number of Shares of our Common Stock registered under the Registration Statement for the Plan (of which this prospectus supplement and the accompanying prospectus forms a part) as well as any calculation of Shares held by you and any calculations based on Shares (such as the purchase price) will reflect any increase or decrease in the number of issued Shares resulting from a subdivision or consolidation of Shares or other capital adjustment, or the payment of a stock dividend, or other increase or decrease in such Shares, if effected without receipt of consideration by us.

USE OF PROCEEDS

The Company will not receive any proceeds from the redemption of Stock Up Rewards.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a general summary of certain U.S. federal income tax considerations that may be relevant to the Plan. Your participation in the Plan will have certain consequences from a U.S. federal income tax standpoint. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), the U.S. Treasury regulations promulgated thereunder, administrative pronouncements and judicial decisions, all as of the date hereof and all of which are subject to change, possibly with retroactive effect. Because the Plan is unique, there are limited applicable legal precedents applicable to the income tax consequences of the Plan, and we are not able to describe all of the material tax consequences with certainty. The following discussion is for general purposes only, is limited to U.S. federal income tax consequences only, and may not be applicable depending on your particular situation. The discussion addressed only to individuals who are U.S. citizens or residents for U.S. tax purposes, and who hold their Shares as “capital assets” within meaning of the Code. You are urged to consult your own tax advisor with respect to the income and other tax consequences of the Plan, including the tax consequences under state, local, estate, foreign and other tax laws and tax treaties and the possible effects of changes in U.S. or other tax laws.

We intend to treat your receipt of Shares under the Initial Offer and the New Customer Offer as a discount or rebate on your mobile service, adjusting the amount you are treated as paying for our wireless communications services. The Internal Revenue Service (“IRS”) has viewed discounts or rebates in other contexts as adjustments to purchase price that do not result in taxable income to the recipient. Therefore, we expect to take the position that you will not recognize income upon your receipt of Shares under the Initial Offer and the New Customer Offer, that you paid for the Shares you receive an amount equal to the amount paid to acquire those Shares in the open market for delivery to you by LOYAL3 Securities (calculated using the method described under the heading “Price of Shares” in this prospectus supplement), and that you paid a lesser amount (equal to the amount treated as paid for the Shares you receive) for our services than originally charged. As a result, if all or a portion of the amount you pay for our services is deductible, the amount you are permitted to deduct may be reduced by the value of the Share that you received from us under the Initial Offer and the New Customer Offer. However, there are limited applicable legal precedents, and the IRS could view your receipt of Shares held in the Plan as a taxable benefit.

If you receive Shares under the Referral Offer, upon receipt you will generally realize taxable income equal to the fair market value (calculated using the method described under the heading “Price of Shares” in this prospectus supplement) of the Shares. We will report this amount to the IRS using Form 1099-MISC as applicable.

Also while not free from doubt, we intend to take the position that there will be no income tax consequences to you if your Stock Up Rewards expire without being redeemed.

Upon a sale or other taxable disposition of the Shares you receive pursuant to the Plan, you will realize a capital gain or loss equal to the difference between the amount you receive on such disposition and your adjusted tax basis in the Shares disposed of. That capital gain will be long-term capital gain if the holding period for the Shares exceeds one year at the time of disposition. Long-term capital gains of individuals general are presently taxed at lower rates than ordinary income, and the ability to deduct capital losses could be limited. We anticipate that your adjusted tax basis in your Shares will most likely equal the purchase price (calculated using the method described under the heading “Price of Shares” in this prospectus supplement) paid to acquire those Shares in the open market for delivery to you. You should consult your tax advisor regarding special rules that apply to identify the tax basis in Shares sold when you own Shares acquired at different times and having different tax bases.

There can be no assurance IRS will agree with the foregoing tax treatment, and it is possible that the federal income tax consequences of the Plan could differ from those described above.

Your participation in the Plan may also be subject to information reporting and tax withholding.

Your participation in the Plan may increase the complexity of your tax filings and may cause you to be ineligible to file Internal Revenue Service Form 1040-EZ, if you would otherwise be eligible to file such form.

The U.S. federal income tax discussion set forth above is included for general information only and may not be applicable depending on your particular situation. You are urged to consult your own tax advisor with respect to the tax consequences of your participation in the Plan, including the tax consequences under state, local, estate, foreign and other tax laws and tax treaties and the possible effects of changes in U.S. or other tax laws.

PLAN OF DISTRIBUTION

The Shares offered pursuant to the Plan are offered directly to Plan participants. There are no expenses charged to participants in connection with redemption of Stock Up Rewards under the Plan. All costs of administering the Plan will be paid by us. Our Common Stock may not be available under the Plan in all states or jurisdictions. We are not making an offer to sell our Common Stock in any jurisdiction where the offer or sale is not permitted.

LEGAL MATTERS

Certain legal matters with respect to the validity of the Shares offered hereby will be passed upon for us by Gibson, Dunn & Crutcher LLP, San Francisco, California.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2015 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus supplement is part of a registration statement on Form S-3 that we filed with the SEC, as amended. That registration statement contains more information than this prospectus supplement and the accompanying prospectus regarding us and our securities, including certain exhibits and schedules. You can obtain a copy of the registration statement from the SEC at the address listed below or from the SEC’s website.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available over the Internet at the SEC’s web site at www.sec.gov. You may also read and copy any document we file with the SEC at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov. Our filings with the SEC are also available on our website at www.T-Mobile.com. The information on our website is not incorporated by reference in this prospectus supplement and you should not consider it a part of this prospectus supplement or the accompanying prospectus.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement, and later information filed with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and all documents subsequently filed with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering under this prospectus supplement (other than information deemed furnished and not filed in accordance with SEC rules, including Items 2.02 and 7.01 of Form 8-K):

•	Parent’s Annual Report on Form 10-K for the year ended December 31, 2015 (filed with the SEC on February 17, 2016);

•	Parent’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2016 (filed with the SEC on April 26, 2016);

•	Parent’s Current Report on Form 8-K filed with the SEC on February 19, 2016, March 7, 2016, April 1, 2016, April 26, 2016, April 29, 2016 and May 3, 2016; and

•	Parent’s Proxy Statement on Schedule 14A filed with the SEC on April 28, 2016, to the extent specifically incorporated by reference into Part III of Parent’s Annual Report on Form 10-K for the year ended December 31, 2015.

You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost, by writing to or telephoning us at the following address:

David A. Miller

Executive Vice President, General Counsel and Secretary

T-Mobile US, Inc.

12920 SE 38th Street

Bellevue, Washington 98006

(425) 383-4000

PROSPECTUS

T-MOBILE US, INC.

Common Stock

Preferred Stock

Guarantees of Debt Securities of T-Mobile USA, Inc.

Warrants

Depositary Shares

Purchase Contracts

Units

T-MOBILE USA, INC.

Debt Securities

T-Mobile US, Inc., a Delaware corporation, and its wholly-owned subsidiary, T-Mobile USA, Inc., a Delaware corporation, may, from time to time, offer to sell, in one or more offerings, the securities described in this prospectus. In addition, selling securityholders who may be named in a prospectus supplement may offer and sell from time to time securities in such amounts as set forth in such prospectus supplement. The specific terms of any securities to be offered will be described in a supplement to this prospectus.

The securities may be sold to or through one or more underwriters, dealers or agents, or directly to investors, on a continuous or delayed basis. See “Plan of Distribution.”

The common stock of T-Mobile US, Inc. is listed on the NASDAQ Global Select Market under the symbol “TMUS.”

Investing in our securities involves risks. See “Risk Factors” on page 2 of this prospectus, and any applicable prospectus supplement, and in the documents which are incorporated by reference herein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 25, 2016.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Securities Act”), that we filed with the Securities and Exchange Commission (the “SEC”) using the “shelf” registration process. Under this shelf registration process, we and/or certain selling securityholders may offer and sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we and/or certain selling securityholders may offer. Each time we use this prospectus to offer securities, we will provide you with a prospectus supplement that will describe the specific amounts, prices, and terms of the securities being offered. The prospectus supplement may also add, update or change information contained in this prospectus. This prospectus does not contain all the information provided in the registration statement filed with the SEC. You should carefully read both this prospectus and any prospectus supplement together with the additional information described below under “Where You Can Find More Information” and “Information Incorporated By Reference” before you make an investment decision.

You should rely only on the information contained in or incorporated by reference into this prospectus or any accompanying prospectus supplement. We have not authorized anyone to provide you with different information. This document may only be used where it is legal to sell these securities. You should not assume that the information contained in this prospectus, or in any prospectus supplement, is accurate as of any date other than its date regardless of the time of delivery of the prospectus or prospectus supplement or any sale of the securities.

Any statement made in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in a prospectus supplement or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. See “Information Incorporated By Reference.”

This prospectus and any accompanying prospectus supplement may include trademarks, service marks and trade names owned by us or other companies. All trademarks, service marks and trade names included in this prospectus are the property of their respective owners.

In this prospectus, unless the context indicates otherwise, references to “T-Mobile,” the “Company,” “our Company,” “we,” “our,” “ours” and “us” refer to T-Mobile US, Inc. T-Mobile US, Inc. has no operations separate from its investment in T-Mobile USA, Inc. (“T-Mobile USA”). Accordingly, unless otherwise noted, all of the financial information in this prospectus is presented on a consolidated basis of T-Mobile. References to “you” refers to a prospective investor.

ABOUT US

We are the Un-carrier™. Un-satisfied with the status quo. Un-afraid to innovate. T-Mobile is the fastest growing wireless company in the U.S. based on customer growth in 2015. T-Mobile provides wireless communications services, including voice, messaging and data, to over 63 million customers (as of December 31, 2015) in the postpaid, prepaid and wholesale markets. The Un-carrier proposition is an approach that seeks to listen to the customer, address their pain points, bring innovation to the industry and improve the wireless experience for all. In practice, this means offering our customers a great service on a nationwide 4G Long-Term Evolution (“LTE”) network, offering devices when and how our customers want them, and providing plans that are simple, affordable and without unnecessary restrictions. Going forward, we will continue to listen and respond to our customers, refine and improve the Un-carrier proposition and deliver the best value experience in the industry.

We generate revenue by offering affordable wireless communication services to our postpaid, prepaid and wholesale customers, as well as a wide selection of wireless devices and accessories. Our most significant expenses are related to acquiring and retaining high-quality customers, providing a full range of devices, compensating employees, and operating and expanding our network. We provide service, devices and accessories across our flagship brands, T-Mobile and MetroPCS, through our owned and operated retail stores, third party distributors and our websites.

Our corporate headquarters and principal executive offices are located at 12920 SE 38th Street, Bellevue, Washington 98006. Our telephone number is (425) 378-4000.

RISK FACTORS

An investment in our securities involves risks. You should carefully consider the risks described in the sections entitled “Risk Factors” in any prospectus supplement and those set forth in documents incorporated by reference in this prospectus and any applicable prospectus supplement, as well as other information in this prospectus and any applicable prospectus supplement, before purchasing any of our securities. Each of the risks described in these sections and documents could materially and adversely affect our business, financial condition, results of operations and prospects, and could result in a loss of your investment. Additional risks and uncertainties not known to us or that we deem immaterial may also impair our business, financial condition, results of operations and prospects.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available over the Internet at the SEC’s web site at www.sec.gov. You may also read and copy any document we file with the SEC at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov. Our filings with the SEC are also available on our website at www.t-mobile.com. The information on our website is not incorporated by reference in this prospectus or any prospectus supplement and you should not consider it a part of this prospectus or any accompanying prospectus supplement.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and any accompanying prospectus supplement, and later information filed with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and all documents subsequently filed with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the termination of the offering under this prospectus and any prospectus supplement (other than information deemed furnished and not filed in accordance with SEC rules, including pursuant to Items 2.02 and 7.01 of Form 8-K or corresponding information furnished under Item 9.01 or included in a furnished exhibit):

•	Annual Report on Form 10-K for the year ended December 31, 2015 filed with the SEC on February 17, 2016 (including portions of our definitive proxy statement on Schedule 14A for the 2016 annual meeting of stockholders to the extent specifically incorporated by reference in such Annual Report on Form 10-K);

•	Current Reports on Form 8-K filed with the SEC on February 19, 2016, March 7, 2016, and April 1, 2016; and

•	The description of our common stock contained in the Registration Statement on Form 8-A filed with the SEC on October 26, 2015 including any amendments or reports filed for the purpose of updating such description.

You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost, by writing to or telephoning us at the following address:

David A. Miller

Executive Vice President, General Counsel and Secretary

T-Mobile US, Inc.

12920 SE 38th Street

Bellevue, Washington 98006

(425) 383-4000

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this prospectus, the documents incorporated by reference or our other public statements include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, including information concerning our possible or assumed future results of operations, are forward-looking statements. These forward-looking statements are generally identified by the words “anticipates,” “believes,” “estimates,” “expects,” or similar expressions.

Forward-looking statements are based on current expectations and assumptions which are subject to risks and uncertainties which may cause actual results to differ materially from the forward-looking statements. The following important factors, among others, along with the factors identified under “Risk Factors” and the risk factors incorporated by reference herein, could affect future results and could cause those results to differ materially from those expressed in the forward-looking statements:

•	adverse conditions in the U.S. and international economies or disruptions to the credit and financial markets;

•	competition in the wireless services market;

•	challenges in implementing our business strategies or funding our wireless operations, including payment for additional spectrum, network upgrades and technological advancements;

•	the possibility that we may be unable to renew our spectrum licenses on attractive terms or acquire new spectrum licenses at reasonable costs and terms;

•	difficulties in managing growth in wireless data services, including network quality;

•	material changes in available technology;

•	the timing, scope and financial impact of our deployment of advanced network and business technologies;

•	the impact on our networks and business from major technology equipment failures;

•	breaches of our and/or our third party vendors’ networks, information technology and data security;

•	natural disasters, terrorist attacks or similar incidents;

•	existing or future litigation;

•	any changes in the regulatory environments in which we operate, including any increase in restrictions on the ability to operate our networks;

•	any disruption of our key suppliers’ provisioning of products or services;

•	material adverse changes in labor matters, including labor negotiations or additional organizing activity, and any resulting financial and/or operational impact;

•	the ability to make payments on our debt or to repay our existing indebtedness when due;

•	adverse change in the ratings of our debt securities by nationally accredited rating organizations or adverse conditions in the credit markets affecting the cost, including interest rates, and/or availability of further financing;

•	changes in accounting assumptions that regulatory agencies, including the SEC, may require or that result from changes in the accounting rules or their application, which could result in an impact on earnings; and

•	changes in tax laws, regulations and existing standards and the resolution of disputes with any taxing jurisdictions.

Additional information concerning these and other risk factors is contained in our Annual Report on Form 10-K for the year ended December 31, 2015 and in the other documents incorporated herein by reference.

Forward-looking statements in this prospectus, any accompanying prospectus supplement or the documents incorporated by reference speak only as of the date of this prospectus, the applicable prospectus supplement or the applicable document incorporated by reference (or such earlier date as may be specified in the applicable prospectus supplement or other document), as applicable, are based on assumptions and expectations as of such dates, and involve risks, uncertainties and assumptions, many of which are beyond our ability to control or predict, including the factors above. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. We undertake no obligation to revise or publicly release any revision to these forward-looking statements, except as required by law. For more information, see the section entitled “Where You Can Find More Information.” The results presented for any period may not be reflective of results for any subsequent period.

You should carefully read and consider the cautionary statements contained or referred to in this section in connection with any subsequent written or oral forward-looking statements that may be issued by us or persons acting on our behalf, and all future written and oral forward-looking statements attributable to us are expressly qualified in their entirety by the foregoing cautionary statements.

USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement, we expect to use the net proceeds from the sale of the securities by us described in this prospectus for general corporate purposes, which could include working capital, capital expenditures, the repayment or refinancing, in whole or in part, of debt, acquisition of additional spectrum, asset or business acquisitions, repurchase, redemption or retirement of securities, corporate development opportunities and future technology initiatives. Unless otherwise set forth in a prospectus supplement, we will not receive any proceeds from the sale of securities by any selling securityholders.

RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The following table sets forth our consolidated ratio of earnings to fixed charges and ratio of earnings to combined fixed charges and preferred stock dividends for each of the last five years.

	Year Ended December 31,
	2011		2012		2013	2014	2015
Ratio of earnings to fixed charges	—	(3)	—	(3)	1.06x	1.17x	1.30x
Ratio of earnings to combined fixed charges and preferred stock dividends (1)(2)	—	(3)	—	(3)	1.06x	1.17x	1.27x

(1)	For purposes of calculating the ratio of (a) earnings to fixed charges and (b) earnings to combined fixed charges and preferred stock dividends, earnings available for fixed charges consists of income (loss) before income taxes and earnings from unconsolidated affiliates plus fixed charges and amortization of capitalized interest less capitalized interest. Fixed charges include interest expense including capitalized interest and the portion of operating rental expense that management believes is representative of the appropriate interest component of rental expense. The portion of total rental expense that represents the interest factor is estimated to be 33%. Preferred stock dividends consist of the amount of pre-tax earnings that is required to pay dividends.
(2)	For periods prior to the completion of the business combination between T-Mobile USA and MetroPCS Communications, Inc., on April 30, 2013 (the “Business Combination Transaction”), the ratio represents only T-Mobile USA as the accounting acquirer in the Business Combination Transaction.
(3)	The ratio coverage for the years ended December 31, 2012 and 2011 was less than 1:1 in each of these periods. T-Mobile USA would have needed to generate additional earnings of $7.0 billion and $4.9 billion in the years ended December 31, 2012 and 2011, respectively, to achieve a coverage ratio of 1:1 in each of these periods.

DESCRIPTION OF DEBT SECURITIES AND GUARANTEES OF DEBT SECURITIES

We may issue debt securities and guarantees of debt securities. We will set forth in the accompanying prospectus supplement a description of the debt securities and guarantees of debt securities that may be offered under this prospectus. The applicable prospectus supplement and other offering material relating to such offering will describe the specific terms relating to the series of debt securities and guarantees being offered, including a description of the material terms of the indenture (and any supplemental indentures) governing such series. These terms may include the following:

•	the title of the series of the offered debt securities;

•	the price or prices at which the offered debt securities will be issued;

•	any limit on the aggregate principal amount of the offered debt securities;

•	the date or dates on which the principal of the offered debt securities will be payable;

•	the rate or rates (which may be fixed or variable) per year at which the offered debt securities will bear interest, if any, or the method of determining the rate or rates and the date or dates from which interest, if any, will accrue;

•	if the amount of principal, premium or interest with respect to the offered debt securities of the series may be determined with reference to an index or pursuant to a formula, the manner in which these amounts will be determined;

•	the date or dates on which interest, if any, on the offered debt securities will be payable and the regular record dates for the payment thereof;

•	the place or places, if any, in addition to or instead of the corporate trust office of the trustee, where the principal, premium and interest with respect to the offered debt securities will be payable;

•	the period or periods, if any, within which, the price or prices of which, and the terms and conditions upon which the offered debt securities may be redeemed, in whole or in part, pursuant to optional redemption provisions;

•	the terms on which we would be required to redeem or purchase the offered debt securities pursuant to any sinking fund or similar provision, and the period or periods within which, the price or prices at which and the terms and conditions on which the offered debt securities will be so redeemed and purchased in whole or in part;

•	the denominations in which the offered debt securities will be issued, if other than denominations of $2,000 and integral multiples of $1,000;

•	the form of the offered debt securities and whether the offered debt securities are to be issued in whole or in part in the form of one or more global securities and, if so, the identity of the depositary for the global security or securities;

•	the portion of the principal amount of the offered debt securities that is payable on the declaration of acceleration of the maturity, if other than their principal amount;

•	if other than U.S. dollars, the currency or currencies in which the offered debt securities will be denominated and payable, and the holders’ rights, if any, to elect payment in a foreign currency or a foreign currency unit other than that in which the offered debt securities are otherwise payable;

•	whether the offered debt securities will be issued with guarantees and, if so, the terms of any guarantee of the payment of principal and interest with respect to the offered debt securities;

•	any addition to, or modification or deletion of, any event of default or any covenant specified in the indenture;

•	whether the offered debt securities will be convertible or exchangeable into other securities, and if so, the terms and conditions upon which the offered debt securities will be convertible or exchangeable;

•	whether the offered debt securities will be senior or subordinated debt securities;

•	any trustees, authenticating or paying agents, transfer agents or registrars or other agents with respect to the offered debt securities; and

•	any other specific terms of the offered debt securities.

DESCRIPTION OF CAPITAL STOCK

The following describes our common stock, preferred stock, certificate of incorporation and bylaws that are presently in effect, the Stockholder’s Agreement, dated as of April 30, 2013, that we have entered into with Deutsche Telekom AG (“Deutsche Telekom”) (such agreement, the “Stockholder’s Agreement”), and the Rights Agreement, dated as of March 29, 2007, as amended, that we have entered into with American Stock Transfer & Trust Company, LLC, as rights agent (the “Rights Plan”). This description is a summary only. We encourage you to read the complete text of such documents, which are incorporated by reference herein.

The authorized capital stock of T-Mobile US, Inc. consists of 1,000,000,000 shares of common stock, par value $0.00001 per share, and 100,000,000 shares of preferred stock, par value $0.00001 per share, of which 20,000,000 shares have been designated and authorized as 5.50% mandatory convertible preferred stock, series A.

Common Stock

Holders of our common stock have the right to vote on every matter submitted to a vote of our stockholders other than any matter on which only the holders of preferred stock are entitled to vote separately as a class. There are no cumulative voting rights. Accordingly, holders of a majority of shares entitled to vote in an election of directors are able to elect all of the directors standing for election.

Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock will share equally on a per share basis any dividends when, as and if declared by our board of directors out of funds legally available for that purpose. If we are liquidated, dissolved or wound up, the holders of our common stock will be entitled to a ratable share of any distribution to stockholders, after satisfaction of all of our liabilities and of the prior rights of any outstanding class of preferred stock. Our common stock carries no preemptive or other subscription rights to purchase shares of our common stock and is not convertible, assessable or entitled to the benefits of any sinking fund.

Redemption

Pursuant to our certificate of incorporation, if a holder of our common stock acquires additional shares of our common stock or otherwise is attributed with ownership of such shares that would cause us to violate FCC rules, we may, at the option of the board of directors, redeem from the holder or holders causing the violation of the FCC’s rules shares of our common stock sufficient to eliminate the violation.

The redemption price will be a price mutually determined by us and our stockholders, but if no agreement can be reached, the redemption price will be either:

•	75% of the fair market value of our common stock being redeemed, if the holder caused the FCC violation; or

•	100% of the fair market value of our common stock being redeemed, if the FCC violation was not caused by the holder.

The foregoing redemption rights do not apply to any shares of our common stock or preferred stock beneficially owned by Deutsche Telekom or any of its subsidiaries. If any waivers or approvals are required from the FCC in order for Deutsche Telekom or any of its subsidiaries to acquire or hold any shares of our common stock or preferred stock, Deutsche Telekom and any of its subsidiaries are required by the certificate of incorporation to cooperate to secure such waivers or approvals and abide by any conditions related to such waivers or approvals.

Preferred Stock

Subject to the provisions of our certificate of incorporation and the limitations prescribed by law, our certificate of incorporation authorizes the board of directors to issue up to 100,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions of the preferred stock, including dividend rights, dividend rates, conversion rates, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of the series, which may be superior to those of our common stock, without further vote or action by the stockholders. We currently have no shares of preferred stock outstanding.

One of the effects of undesignated preferred stock may be to enable the board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a tender offer, proxy contest, merger or otherwise, and as a result, protect the continuity of our management. The issuance of shares of preferred stock under the board of directors’ authority described above may adversely affect the rights of the holders of our common stock. For example, preferred stock issued by us may rank prior to our common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of our common stock. Accordingly, the issuance of shares of preferred stock may discourage bids for our common stock or may otherwise adversely affect the market price of our common stock.

Series A Junior Preferred Stock

For purposes of the Rights Plan described below, the board of directors has designated 1,000,000 shares of preferred stock to constitute the series A junior participating preferred stock, par value $0.00001 per share (“Series A Junior Preferred Stock”). For a summary description of the Rights Plan, please read “—Rights Plan” below.

5.50% Mandatory Convertible Preferred Stock, Series A

We have authorized and issued 20,000,000 shares of 5.50% mandatory convertible preferred stock, Series A, par value $0.00001 per share (the “Series A Convertible Preferred Stock”). Subject to the rights of holders of any class or series of our capital stock ranking senior to the Series A Convertible Preferred Stock with respect to dividends, holders of shares of the Series A Convertible Preferred Stock are entitled to receive, when, as and if declared by our board of directors or an authorized committee of our board of directors and to the extent lawful, cumulative dividends at an annual rate of 5.50% of the initial liquidation preference of $50.00 per share of Series A Convertible Preferred Stock (equivalent to $2.75 per year per share), payable in cash, shares of common stock or any combination thereof.

In the event of our liquidation, dissolution or winding up, whether voluntary or involuntary, each holder of shares of Series A Convertible Preferred Stock will be entitled to receive out of our assets available for distribution to our stockholders, subject to rights of our creditors, before any payment or distribution is made to holders of junior stock (including our common stock), payment in full of the amount of $50.00 per share of Series A Convertible Preferred Stock, plus an amount equal to any accrued and unpaid dividends, whether or not declared, on such shares to (but not including) the date fixed for liquidation, dissolution or winding up.

The Series A Convertible Preferred Stock is not redeemable. The holders of our Series A Convertible Preferred Stock do not have voting rights, except with respect to amendments or alterations to the terms of the Series A Convertible Preferred Stock, the authorization or issuance of any shares of capital stock (or securities convertible into or exchangeable or exercisable for such shares) that are senior to the Series A Convertible Preferred Stock with respect to dividends or the distribution of assets on liquidation or dissolution, the election of directors in the case of certain dividend arrearages, and except as specifically required under Delaware law.

Unless converted earlier, each outstanding share of our Series A Convertible Preferred Stock will convert automatically on December 15, 2017 (the “mandatory conversion date”) into a number of shares of our common stock equal to the conversion rate that will be not more than 1.9342 shares of our common stock and not less than 1.6119 shares of our common stock (depending upon the market value of our common stock at the time of such conversion), subject to customary anti-dilution adjustments. At any time prior to the mandatory conversion date, other than during certain fundamental changes, a holder of shares of our Series A Convertible Preferred Stock may elect to convert such shares in whole or in part, into shares of our common stock, at the minimum conversion rate of 1.6119 shares of our common stock of our Series A Convertible Preferred Stock, subject to customary anti-dilution adjustments. If certain fundamental changes involving our Company occur, a holder of shares of Series A Convertible Preferred Stock may elect to convert such shares into shares of common stock at a conversion rate between 1.6119 shares and 1.9342 shares (depending on the price per share of our common stock to be paid in the fundamental change), subject to customary anti-dilution adjustments, and receive a make-whole payment.

The Series A Preferred Stock is listed on the NASDAQ Global Select Market under the symbol “TMUSP”.

Rights Plan

We adopted a Rights Plan in March 2007, which we amended in October 2012. Under the Rights Plan, each share of our common stock includes one right to purchase one one-thousandth of a share of Series A Junior Preferred Stock. The rights will separate from our common stock and become exercisable (1) ten calendar days after public announcement that a person or group of affiliated or associated persons has acquired, or obtained the right to acquire, beneficial ownership of 15% of our outstanding common stock or (2) ten business days following the start of a tender offer or exchange offer that would result in a person’s acquiring beneficial ownership of 15% of our outstanding common stock. A 15% beneficial owner (other than Deutsche Telekom) is referred to as an “acquiring person” under the Rights Plan.

The board of directors can elect to delay the separation of the rights from our common stock beyond the ten-day periods referred to above. The Rights Plan also confers on the board of directors the discretion to increase or decrease the level of ownership that causes a person to become an acquiring person. Until the rights are separately distributed, the rights will not be evidenced by separate certificates and will be transferred with and only with our common stock certificates.

After the rights are separately distributed, each right will entitle the holder to purchase from us one one-thousandth of a share of Series A Junior Preferred Stock for a purchase price of $66.67. The rights will expire at the close of business on March 27, 2017, unless we redeem or exchange them earlier as described below.

If a person becomes an acquiring person, the rights will become rights to purchase shares of our common stock for one-half the current market price, as defined in the rights agreement, of our common stock. This occurrence is referred to as a “flip-in event” under the plan. After any flip-in event, all rights that are beneficially owned by an acquiring person, or by certain related parties, will be null and void. The board of directors will have the power to decide that a particular tender or exchange offer for all outstanding shares of our common stock is fair to and otherwise in the best interests of our stockholders. If the board of directors makes this determination, the purchase of shares under the offer will not be a flip-in event.

If, after there is an acquiring person, we are acquired in a merger or other business combination transaction or 50% or more of its assets, earning power or cash flow are sold or transferred, each holder of a right will have the right to purchase shares of the common stock of the acquiring company at a price of one-half the current market price of that stock. This occurrence is referred to as a “flip-over event” under the plan. An acquiring person will not be entitled to exercise its rights, which will have become void.

Until ten days after the announcement that a person has become an acquiring person, the board of directors may decide to redeem the rights at a price of $0.001 per right, payable in cash, shares of our common stock or other consideration. The rights will not be exercisable after a flip-in event until the rights are no longer redeemable.

At any time after a flip-in event and prior to either a person’s becoming the beneficial owner of 50% or more of the shares of our common stock or a flip-over event, the board of directors may decide to exchange the rights for shares of our common stock on a one-for-one basis. Rights owned by an acquiring person that will have become void, will not be exchanged.

Other than provisions relating to the redemption price of the rights, the Rights Plan may be amended by the board of directors at any time that the rights are redeemable. Thereafter, the provisions of the Rights Plan other than the redemption price may be amended by the board of directors to cure any ambiguity, defect or inconsistency, to make changes that do not materially adversely affect the interests of holders of rights (excluding the interests of any acquiring person), or to shorten or lengthen any time period under the Rights Plan. No amendment to lengthen the time period for redemption may be made if the rights are not redeemable at that time.

The rights have certain anti-takeover effects. The rights will cause substantial dilution to any person or group that attempts to acquire us without the approval of the board of directors. As a result, the overall effect of the rights may be to render more difficult or discourage any attempt to acquire us even if the acquisition may be favorable to the interests of our stockholders. Because the board of directors can redeem the rights or approve a tender or exchange offer, the rights should not interfere with a merger or other business combination approved by the board of directors.

Anti-takeover Effects of Delaware Law and Our Certificate of Incorporation and Bylaws

Delaware law

We are a Delaware corporation and are subject to Delaware law, which generally prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the time that the person became an interested stockholder, unless:

•	before such time the board of directors of the corporation approved either the business combination or the transaction in which the person became an interested stockholder;

•	upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers of the corporation and by certain employee stock plans; or

•	at or after such time the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock of the corporation that is not owned by the interested stockholder.

A “business combination” generally includes mergers, asset sales and similar transactions between the corporation and the interested stockholder, and other transactions resulting in a financial benefit to the stockholder. An “interested stockholder” is a person:

•	who, together with affiliates and associates, owns 15% or more of the corporation’s outstanding voting stock; or

•	who is an affiliate or associate of the corporation and, together with his or her affiliates and associates, has owned 15% or more of the corporation’s outstanding voting stock within three years.

The provisions of Delaware law described above along with our certificate of incorporation would make more difficult or discourage a proxy contest or acquisition of control by a holder of a substantial block of our common stock or the removal of the incumbent board of directors. Such provisions could also have the effect of discouraging an outsider from making a tender offer or otherwise attempting to obtain control of our Company, even though such an attempt might be beneficial to us and our stockholders.

Our Certificate of Incorporation and Bylaws

The following provisions of our certificate of incorporation and bylaws could be deemed to have an anti-takeover effect and could delay, defer or prevent a takeover attempt that a stockholder might consider to be in the stockholders’ best interests.

•	Advance notice of director nominations and matters to be acted upon at meetings. Our bylaws contain advance notice requirements for nominations for directors to our board of directors and for proposing matters that can be acted upon by stockholders at stockholder meetings.

•	Amendment to bylaws. Our certificate of incorporation provides that our bylaws may be amended upon the affirmative vote of the holders of shares having a majority of our voting power. Our certificate of incorporation also provides that our board of directors is authorized to make, alter or repeal our bylaws without further stockholder approval.

•	Special meeting of stockholders. Our certificate of incorporation provides that a special meeting of our stockholders (i) may be called by the chairman of the board or our chief executive officer and (ii) must be called by our secretary at the request of (a) a majority of our board of directors or (b) as long as Deutsche Telekom beneficially owns 25% or more of the outstanding shares of our common stock, the holders of not less than 33- 1⁄3% of the voting power of all of the outstanding voting stock of our Company entitled to vote generally for the election of directors.

•	Board representation. Our certificate of incorporation (as well as the Stockholder’s Agreement described below) provides that Deutsche Telekom generally has the right to designate a number of Deutsche Telekom designees to our board of directors and any committees thereof equal to the percentage of our common stock beneficially owned by Deutsche Telekom multiplied by the number of directors on our board of directors (or the number of members of any committee thereof), in each case, rounded to the nearest whole number. These rights will remain in effect as long as Deutsche Telekom beneficially owns 10% or more of the outstanding shares of our common stock. Our certificate of incorporation provides that all of the directors of our board of directors are of one class and are elected annually.

•	Special approval rights. Our certificate of incorporation provides Deutsche Telekom with the same approval rights as are set forth in the Stockholder’s Agreement with respect to our ability to take certain actions (including, without limitation, changing the size of our board of directors or dispositions in excess of $1,000,000,000, or hiring or terminating without cause our chief executive officer) without Deutsche Telekom’s prior written consent as long as Deutsche Telekom beneficially owns 30% or more of the outstanding shares of our common stock.

•	Authorized but unissued shares. The authorized but unissued shares of our common stock and preferred stock are available for future issuance without stockholder approval. These additional shares may be used for a variety of corporate purposes, such as for additional public offerings, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of our Company by means of a proxy contest, tender offer, merger or otherwise.

•	Cumulative voting. Our certificate of incorporation does not permit cumulative voting in the election of directors. Instead, any election of directors will be decided by a plurality of the votes cast (in person or by proxy) by holders of our common stock.

Stockholder’s Agreement

Pursuant to the Stockholder’s Agreement, Deutsche Telekom has the right to designate a number of individuals to be nominees for election to our board of directors equal to the percentage of our common stock beneficially owned by Deutsche Telekom multiplied by the number of directors on our board rounded to the nearest whole number. In addition, we have agreed to include as members of each committee of our board of directors the number of Deutsche Telekom director designees equal to the percentage of common stock beneficially owned by Deutsche Telekom multiplied by the number of members of such committee, except to the extent that such membership would violate applicable law or stock exchange rules; provided that no committee may consist solely of directors designated by Deutsche Telekom. These rights will remain in effect as long as Deutsche Telekom beneficially owns 10% or more of the outstanding shares of our common stock. We and Deutsche Telekom have also each agreed to use our reasonable best efforts to cause at least three members of the board of directors to be considered “independent” under the rules of the SEC and under applicable listing standards.

In addition, pursuant to the Stockholder’s Agreement, as long as Deutsche Telekom beneficially owns 30% or more of the outstanding shares of our common stock, we will not take certain actions without Deutsche Telekom’s prior written consent, including (a) incurring indebtedness above certain levels based on a specified debt to cash flow ratio, (b) taking any action that would cause a default under any instrument evidencing indebtedness of Deutsche Telekom or its affiliates, (c) acquiring or disposing of assets or entering into mergers or similar acquisitions in excess of $1,000,000,000, (d) changing the size of our board of directors, (e) issuing equity of 10% or more of the then outstanding number of shares of our common stock or to redeem debt held by Deutsche Telekom, (f) except as required by our organizational documents, repurchasing or redeeming equity securities or making any extraordinary or in-kind dividend other than on a pro rata basis or (g) making certain changes involving our chief executive officer. In addition, we have agreed that, without the prior written consent of Deutsche Telekom, we will not amend our certificate of incorporation and bylaws in any manner that could adversely affect Deutsche Telekom’s rights under the Stockholder’s Agreement as long Deutsche Telekom beneficially owns 5% or more of the outstanding shares of our common stock.

During the term of the Stockholder’s Agreement, Deutsche Telekom is not permitted to, and is required to cause the Deutsche Telekom designees then serving as directors on our board not to, support, enter into or vote in favor of any transaction between, or involving both (A) the Company and (B) Deutsche Telekom or an affiliate of Deutsche Telekom, unless such transaction is approved by a majority of the directors on the combined company’s board, which majority includes a majority of the disinterested directors. Such approval requirement has been waived with respect to any transaction that does not exceed $120,000 or that is unanimously approved by the audit committee of our board.

Pursuant to the Stockholder’s Agreement, Deutsche Telekom and its affiliates are prohibited from acquiring more than 80.1% of the outstanding shares of our common stock unless it makes an offer to acquire all of the then remaining outstanding shares of common stock at the same price and on the same terms and conditions as the proposed acquisition from all other stockholders of the Company, which is approved or accepted by disinterested directors or stockholders. Deutsche Telekom is also prohibited from transferring any shares of common stock in any other transaction that would result in the transferee owning more than 30% of the outstanding shares of common stock unless such transferee offers to acquire all of the then outstanding shares of common stock at the same price and on the same terms and conditions as the proposed transfer. The Stockholder’s Agreement also restricts Deutsche Telekom’s ability to compete with us in the United States, Puerto Rico and the territories and protectorates of the United States during the period beginning on April 30, 2013 and ending on the date that is two years after the date on which Deutsche Telekom beneficially owns less than 10% of the outstanding shares of our common stock.

Subject to specified limitations, Deutsche Telekom has the right to request that we file, from time to time, a registration statement or prospectus supplement to a registration statement for the resale of shares of our common stock and debt securities beneficially owned by Deutsche Telekom and acquired in connection with the Business Combination Transaction or in the future. In addition, Deutsche Telekom has piggyback registration rights with respect to any offering that we initiate. Any transferee of Deutsche Telekom who acquires at least 5% of either the registrable equity securities or the registrable debt securities pursuant to a transaction that is not registered under the Securities Act will be entitled to enjoy the same registration rights as Deutsche Telekom as long as the registrable securities held by such transferee may not be sold or disposed of pursuant to Rule 144 under the Securities Act without volume limitations.

Limitations on Liability and Indemnification of Officers and Directors

Our certificate of incorporation and bylaws:

•	eliminate the personal liability of directors for monetary damages resulting from breaches of fiduciary duty to the extent permitted by Delaware law, except (i) for any breach of a director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law, or (iii) for any transaction from which the director derived an improper personal benefit; and

•	indemnify directors and officers to the fullest extent permitted by Delaware law, including in circumstances in which indemnification is otherwise discretionary.

We believe that these provisions are necessary to attract and retain qualified directors and officers. We have also entered into separate indemnification agreements with each of our directors and officers under which we have agreed to indemnify, and to advance expenses to, each director and officer to the fullest extent permitted by applicable law with respect to liabilities they may incur in their capacities as directors and officers.

Director Removal

Our certificate of incorporation provides that, subject to certain rights of the holders of any preferred stock, any director may be removed from office at any time, with or without cause, by the affirmative vote of the holders of at least a majority of the voting power of all of the outstanding shares of our capital stock entitled to elect such director, voting separately as a class, at a duly organized meeting of stockholders or by written consent. However, no director designated by Deutsche Telekom may be removed without the prior written consent of Deutsche Telekom.

Stockholder Action by Written Consent

Our certificate of incorporation provides that, as long as Deutsche Telekom beneficially owns 25% or more of the outstanding shares of our common stock, any action required or permitted to be taken at any annual or special meeting of our stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing setting forth the action so taken is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Governing Law; Forum for Adjudication of Disputes

Our certificate of incorporation provides that our certificate of incorporation and the internal affairs of our Company shall be governed by and interpreted under the laws of the State of Delaware. In addition, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action brought on behalf of our Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of our Company to us or our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law (“DGCL”), our certificate of incorporation or bylaws, or (iv) any other action asserting a claim arising under, in connection with, and governed by the internal affairs doctrine.

Corporate Opportunities

Our certificate of incorporation provides, as permitted by the DGCL, that our non-employee directors have no obligation to offer us a corporate opportunity to participate in business opportunities presented to them or their respective affiliates even if the opportunity is one that we might reasonably have pursued, unless such corporate opportunity is offered to such director in his or her capacity as a director of our Company. Stockholders will be deemed to have notice of and consented to this provision of our certificate of incorporation.

Listing of Common Stock

Our common stock is listed on the NASDAQ Global Select Market under the symbol “TMUS.”

Transfer Agent and Registrar

Our transfer agent and registrar is American Stock Transfer & Trust Company, LLC.

DESCRIPTION OF OTHER SECURITIES

We will set forth in the applicable prospectus supplement a description of any warrants, depositary shares, purchase contracts or units that may be offered pursuant to this prospectus.

SELLING SECURITYHOLDERS

Selling securityholders may from time to time offer and sell our securities pursuant to this prospectus and any applicable prospectus supplement. Selling securityholders are persons or entities that, directly or indirectly, have acquired or from time to time acquire, our securities. Such selling securityholders may be parties to registration rights agreements with us, or we otherwise may have agreed or agree to register their securities for resale.

The applicable prospectus supplement will set forth the name of each of the selling securityholders and the number of securities beneficially owned by such selling securityholders that are covered by such prospectus supplement.

PLAN OF DISTRIBUTION

We or selling securityholders may sell the securities being offered hereby:

•	directly to purchasers;

•	through agents;

•	through dealers;

•	through underwriters;

•	through a combination of any of the above methods of sale; or

•	through any other methods described in a prospectus supplement.

We will identify the specific plan of distribution, including any direct purchasers, agents, dealers, underwriters and, if applicable, their compensation, the purchase price, the net proceeds to us, the public offering price, and any discounts or concessions allowed or reallowed or paid to dealers, in a prospectus supplement.

The distribution of securities may be effected, from time to time, in one or more transactions, including block transactions and transactions on the NASDAQ Global Select Market or any other organized market where the securities may be traded. The securities may be sold at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to the prevailing market prices or at negotiated prices. The consideration may be cash or another form negotiated by the parties. Agents, underwriters or broker-dealers may be paid compensation for offering and selling the securities. That compensation may be in the form of discounts, concessions or commissions to be received from us or from the purchasers of the securities.

Offers to purchase the securities may be solicited directly by us or any selling securityholder or by agents designated by us or any selling securityholder from time to time. We will, in the prospectus supplement relating to an offering, name any agent that could be viewed as an underwriter under the Securities Act and describe any commissions we or any selling securityholder must pay. Any such agent will be acting on a best efforts basis for the period of its appointment or, if indicated in the applicable prospectus supplement, on a firm commitment basis.

If a dealer is utilized in the sale of the securities in respect of which this prospectus is delivered, we and any selling securityholder will sell the securities to the dealer, as principal. The dealer, which may be deemed to be an underwriter as that term is defined in the Securities Act, may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale. Dealer trading may take place in certain of the securities, including securities not listed on any securities exchange.

If an underwriter or underwriters are utilized in the sale, we and any selling securityholder will execute an underwriting agreement with the underwriters at the time of sale to them and the names of the underwriters will be set forth in the applicable prospectus supplement, which will be used by the underwriters to make resales of the securities in respect of which this prospectus is delivered to the public. The obligations of underwriters to purchase securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all of the securities of a series if any are purchased.

We or a selling securityholder may directly solicit offers to purchase the securities and we or a selling securityholder may make sales of securities directly to institutional investors or others. These persons may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of the securities. To the extent required, the prospectus supplement will describe the terms of any such sales, including the terms of any bidding or auction process, if used.

Underwriters, dealers, agents and other persons may be entitled, under agreements that may be entered into with us, to indemnification against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments that they may be required to make in respect thereof. Underwriters, dealers and agents may engage in transactions with, or perform services for, us in the ordinary course of business.

Any person participating in the distribution of common stock registered under the registration statement that includes this prospectus will be subject to applicable provisions of the Exchange Act, and the applicable SEC rules and regulations, including, among others, Regulation M, which may limit the timing of purchases and sales of our common stock by any such person. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of our common stock to engage in market-making activities with respect to our common stock. These restrictions may affect the marketability of our common stock and the ability of any person or entity to engage in market-making activities with respect to our common stock.

In order to facilitate the offering of the securities, any underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the securities or any other securities the prices of which may be used to determine payments on such securities. Specifically, any underwriters may overallot in connection with the offering, creating a short position for their own accounts. In addition, to cover overallotments or to stabilize the price of the securities or of any such other securities, the underwriters may bid for, and purchase, the securities or any such other securities in the open market. Finally, in any offering of the securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. Any such underwriters are not required to engage in these activities and may end any of these activities at any time.

LEGAL MATTERS

Unless otherwise specified in connection with the particular offering of any securities, the validity of the securities offered by this prospectus will be passed upon for us by Perkins Coie LLP, Seattle, Washington.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2015 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

T-Mobile US, Inc.

Stock Up™ Rewards Plan

Prospectus Supplement

June 6, 2016